EXHIBIT 99.1


                                                                  Contacts:
                                                               James Illson
                                     Senior Vice President, Finance and CFO
                                                             (310) 615-1295

                                                              Karen Tallman
                                            Vice President, General Counsel
                                                             (310) 615-1235

                                                         Investor Relations
                                   Charles B. Freedman, Assistant Treasurer
                                                             (310) 615-1376
                                                                Rivian Bell
                                                             (310) 615-6812
                                             (800) 686-1910 (24-hour pager)



              MERISEL STOCKHOLDERS APPROVE DEBT RESTRUCTURING;
             COMPANY CONVERTS $133.8 MILLION OF DEBT TO EQUITY

                BOARD TO EXPAND FROM FIVE TO NINE DIRECTORS

El Segundo, Ca1if. (Dec. 19, 1997) - The stockholders of Merisel, Inc. (NASDAQ:MSEL) today gave the company approval to consummate the conversion to equity of approximately $133,800,000 in financing provided by Stonington Partners through Phoenix Acquisition Company II, L.L.C. Today's affirmative vote effectively concluded the debt restructuring process which Merisel undertook earlier this year. Stonington also reaffirmed its agreement to provide, upon request, a $50 million working capital facility that would mature on June 30, 1998.

"With the debt restructuring behind us, we can now turn our full attention to continuing our business growth and sales momentum," stated Dwight A. Steffensen, Merisel chairman and chief executive officer. "Merisel has experienced an exciting year in which we expanded our management team and sales force, achieved double-digit sales growth, added more than 40 vendors and product lines, and reached new levels of operational excellence. We are planning aggressively for the future to bring a number of new programs to the market that will enhance Merisel's growth opportunities and competitive strengths."

Mr. Steffensen went on to state that "We are very pleased that Merisel's stockholders have recognized the value of the Stonington investment and given it their support. As a result of today's actions, Merisel has eliminated substantially all of the debt for its Merisel Americas operating subsidiary and greatly improved liquidity by freeing up more than $15 million in cash annually that would have otherwise been used for interest payments. Moreover, Merisel has acquired a valuable business partner in the Stonington organization. We believe that Merisel's constituents -- stockholders, noteholders, customers, vendors, and associates -- will benefit from the company's strengthened balance sheet."

Stockholders granted approval for three proposals: (1) adoption of a charter amendment to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000; (2) the conversion of the Phoenix note to 44,014,379 shares of common stock; and (3) the Merisel, Inc. 1997 Stock Award and Incentive Plan, designed to reinforce the long-term commitment to Merisel's success by its directors, officers, and employees. With the conversion effective immediately, Phoenix, which previously held 16.6 percent of the outstanding common stock, will now hold approximately 62.4 percent of the shares.

There are no changes anticipated in the management of the company. The company's board of directors will expand from five to nine members. New directors will include three Stonington partners (Albert J. Fitzgibbons III, Bradley J. Hoecker, and Stephen M. McLean); two management designees (Robert J. McInerney, Merisel president and chief operating officer, and James E. Illson, senior vice president and chief financial officer); and a new independent director (Thomas P. Mullaney, a former president and director of the company).

Merisel, Inc. (NASDAQ:MSEL) is a leader in the distribution of computer hardware and software products and reported 1996 sales of $3.44 billion from its North American operations. Merisel distributes a full line of 25,000 products and services from the industry's leading manufacturers to more than 45,000 resellers throughout North America. @Merisel, the company's corporate home page, is located at http://www.merisel.com. Additional information can be obtained by fax at (310) 615-6811.

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